Exhibit 10.24

PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 16 of December, 2021 by and between Orgenesis Ltd. of 8 Pinhas Sapir Street, Ness Ziona, Israel (the “Company”), and Efrat Assa Kunik I.D. No. 027341833 of Ge’alya, Israel (the “Employee”).

WHEREAS, This employment agreement replaces all employment agreements and amendments thereto signed between the Company and Employee to date. Employee confirms that she has received full consideration of all employment agreements and amendments to date and has no outstanding claims thereto with the exception of unused leave days due to employee in the amount of 70.43 days (balance at 16 December).

WHEREAS, the parties desire to state the terms and conditions of the Employee’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Preamble

1.1.	The preamble of this Agreement constitutes an integral part thereof.

1.2.	The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. The Appendixes to this Agreement constitute an integral part hereof.

1.3.	References in this Agreement to a particular gender shall be applicable to all genders.

2.	Position. The Employee shall serve in the position described in Exhibit A, In such position the Employee shall report regularly and shall be subject to the direction and control of the Company’s management and specifically under the direction of the person specified in Exhibit A. The Employee represents that he has the knowledge, abilities and skills required to perform the duties of his position. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests. The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company. The Employee shall follow all Company’s instructions, guidelines, rules and regulations, policies and decisions, with regard to his employment with the Company and/or the fulfillment of his position.

3.	Full Time Employment. The Employee will be employed on a full time basis. The Employee shall devote his entire business time and attention to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity, except with the prior written consent of the Company.

4.	Location. The Employee understands and agrees that his position shall involve international travel.

5.	Employee’s Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

6.	Employee’s Undertakings. The Employee undertakes (i) to take all necessary steps and actions, in the framework of his position, to protect and prevent damage to the Company’s property, rights, interests, standing and reputation, including without limitation, to the extent required in the framework of his position, by representing the Company in a reputable and worthy manner, (ii) to assist the Company, at its request, in any action in which the Company is involved, and, unless required by law, not to assist any action brought against the Company, all except for any actions of the Employee against the Company, and (iii) not to make any representations, or give any guaranties on behalf of the Company, except as authorized to do.

7.	Personal Agreement. This Agreement is personal and special, and exclusively defines the entire relationship between the Company and the Employee, and contains all compensation and/or benefits and/or other conditions of any kind to which the Employee is entitled from the Company, and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. The Employee shall not be entitled to, and shall not demand, any other remuneration and/or benefit from the Company, unless explicitly provided for hereunder, and no practice and/or custom existing between the Company and other employees, if any, shall apply to the relationship between the Employee and the Company, unless explicitly incorporated into this Agreement, and only to the extent so incorporated. If the Company grants to the Employee, on any occasion, a benefit, of any kind, which is not specified in this Agreement, each such grant shall be deemed a non-recurring event, and shall neither give rise to any new right of the Employee, nor constitute a practice and/or custom and/or precedent between the parties which shall obligate the Company on any additional and/or other occasions

Term of Employment

8.	Term. The Employee’s employment by the Company shall commence on the date set forth in Exhibit A (the “Commencement Date”), and shall continue in full force and effect until terminated pursuant to the terms hereof.

9.	Either party may terminate the employment relationship hereunder at any time by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period”). Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to Employee and to pay the Employee a one-time amount equal to the Salary that would have been paid to the Employee during the Notice Period including social benefits and travel expenses, in lieu of such prior notice.

10.	Termination for Cause. Without derogating from the Company’s rights under this Agreement and according to law, the Company may terminate the Employee’s employment immediately without the delivery of a prior written notice and/or payment for Notice Period, for Cause. For purposes of this Agreement, the term “Cause” shall mean (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or its affiliates and the engaging by the Employee in any prohibited business competitive to the business of the Company; or (b) conviction of a felony involving moral turpitude; or (c) any willful failure to perform or willful failure to perform competently any of the Employee’s fundamental functions or duties hereunder, or (d) any other cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law. The above provisions shall not derogate, in any way, from the rights of the Company to terminate the Employee’s position under the applicable law.

11.	Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee’s responsibilities. At the end of the employer-employee relationship for any reason whatsoever, the Employee shall return to the Company all the property of the Company that was provided to the Employee by the Company, including without limitation, if and to the extent placed at his disposal - telephone, computer etc.

12.	Working Days/ Working Hours

12.1.	The working days in the Company are Sunday to Thursday. The weekly rest day is Saturday.

12.2.	Normal working hours for full time position in the Company are between 9:30 through 18:30. A regular working day is 9.1 hours long, including a 30 minute lunch break, whereas Sunday shall be a weekly shortened day on which the number of regular net working hours is 8.1, and in total 191 gross monthly working hours which are 182 net monthly working hours for an average month. The Company may change the weekly shortened day at any time at its discretion and according to work needs.

12.3.	As the Employee is employed hereunder in a senior managerial position involving a fiduciary relationship between the Employee and the Company, the Law of Working Hours and Rest 5711-1951, or any law amending or replacing such law, shall not apply to the employment of the Employee and the Employee shall not be entitled to payments thereunder. The Employee may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours and he shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days. The Employee acknowledges and agrees that the Salary and the compensation set for him hereunder include a proper and just reward for the requirements of his position and status and the obligation to work at irregular hours of the day.

13.	Salary

13.1.	In consideration for the Employee’s services in full time capacity, and subject to the fulfillment of all the Employee’s duties and obligations under this Agreement the Company shall pay to the Employee a gross monthly salary in the amount set forth in Exhibit A (the “Salary”).

13.2.	The Salary shall be paid to the Employee no later than the 9th day of each calendar month, for the preceding month.

13.3.	All the amounts specified in this Agreement are gross sums. The Company shall deduct all required taxes and other statutory payments, including health insurance contributions and national insurance contributions from the Salary and from all other rights and benefits received by the Employee.

13.4.	The Employee shall regard and retain as confidential and shall not divulge to any of the Company’s employees and/or any third party, either during or after the Employee’s employment period, directly or indirectly, the terms of the Employee’s employment and Salary.

14.	Pension Insurance

14.1.	The Company shall comply with the provisions of the “Expansion Order of extensive pension” (the “Order”), with respect to Company and Employee contributions to pension fund and severance pay (“Pension Plan”) as required by the Order.

14.2.	The contributions to the Pension Plan shall be as follows:

14.2.1.	The Company shall pay a sum equal to 8.33% of the Employee’s Salary and Over-Time Compensation on account of severance pay.

14.2.2.	The Company shall pay a sum equal to 6.5% of the Employee’s Salary and Over-Time Compensation on account of pension fund payment. In case the Pension Plan is Managers Insurance, the Company’s above contribution shall include Company’s payment for the Employee’s disability insurance in the amount required to insure 75% of Employee’s Salary and Over-Time Compensation, provided that Company’s payment to pension shall not be less than 5% of the Salary and Over-Time Compensation.

14.2.3.	The Company shall deduct 6% from the Employee’s Salary and Over-Time Compensation to be paid on behalf of the Employee towards such Pension Plan.

14.3.	In accordance with Section 9 of the Order, Company’s contributions to severance pay as aforementioned shall be in lieu of payment of severance pay, pursuant to section 14 of the Severance Pay Law, and shall be non-refundable.

14.4.	Other than in events in which the Company is entitled to withhold the Pension Plan under the Order, the Company shall automatically transfer the Pension Plan to the Employee, subject to any applicable law, upon the termination of Employee’s employment by either party.

14.5.	The Company and the Employee pension contributions indicated in this paragraph 14 shall be updated and amended according to the applicable law and extension orders.

14.6.	It is hereby clarified that in case the Employee will not notify the Company in writing, within 60 days from the Commencement Date, which fund he chooses, the Company will insure the Employee in the default fund of the Company.

15.	Advanced Study Fund

15.1.	The Company shall make monthly contributions on the Employee’s behalf to a recognized advanced study fund (“Keren Hishtalmut”) (hereinafter the “Study Fund”), in an amount equal to 5% of the Salary and the Over-Time Compensation In addition, the Company shall deduct 2.5% from the Salary and the Over-Time Compensation also to be paid to the Study Fund as recognized by the Income Tax

Authorities. The Employee’s contributions shall be transferred to the Fund by the Company, against deduction of such amounts from each monthly Salary and Over-Time Compensation , and the Employee hereby instructs the Company to transfer to the Fund from each monthly salary payment due to him the amount of the Employee’s and the Company’s contribution, as set forth above. For the avoidance of any doubt, no amount remitted by the Company in respect of the Fund shall be considered as part of the Salary for purposes of any deduction therefrom or calculation of severance compensation The Employee shall be responsible for any tax imposed in connection with contributions to the Study Fund.

16.	Additional Benefits

16.1.	Expenses. The Company will reimburse the Employee for business expenses borne by the Employee, provided that such expenses were approved in advance by the Company, and against valid invoices therefore furnished by the Employee to the Company, all in accordance with the Company’s policy as amended from time to time.

16.2.	Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Appendix A, as coordinated with the Company. In the event that the demands of the Employee’s activities shall preclude or limit the Employee’s ability to actually use such vacation days in any specific year, he will be entitled to accumulate the unused balance of the vacation days standing to his credit up to a maximum of 30 days (the “Maximum”), provided that the Employee uses at least seven (7) vacation days each year. Any Annual Vacation Days which exceed the Maximum shall be deleted. For avoidance of any doubt, it is hereby agreed that the Company shall be entitled to determine that the Employee should exercise his vacation days in case he did not exercise it.

16.3.	Sick Leave. The Employee shall be entitled to sick leave (“Yemei Mahala”) as provided by the Sickness Pay Law, 5736-1976. The Employee shall notify the Company, immediately, of any absence due to sickness and furnish the Company with an applicable medical certificate to approve it. Absence without an applicable medical certificate shall be considered as absence due to vacation.

16.4.	Convalescence Pay. The Employee shall be entitled to annual Convalescence Pay (“Dmei Havra’a”) pursuant to applicable law.

16.5.	Travel Expenses. The Employee shall be entitled to reimbursement of travel expenses, as set forth in Exhibit A.

16.6	Options. Pending the approval of the parent company’s Board of Directors, the Employee may be entitled to receive such number of options thereunder, as shall be later determined by the Company and its management and approved by the Board. The terms and conditions of the option plan and of the option agreement as will be signed between the parties, which will include all terms and condition of the Option, including, without the limitation, the exercise price and the vesting schedule of the Options. No right to any option is earned or accrued until such time that vesting occurs according to the option agreement, nor does the grant confer any right to continue vesting or employment. Notwithstanding the above, if the Employee’s employment is terminated for Cause (as defined below), the entire unexercised Options (whether vested or not) shall ipso facto terminate, and the Employee shall have no further rights with respect to such Options, including, without limitation, to purchase the shares subject thereto.

16.7	Cellular Telephone. The Company shall bear all expenses relating thereto duties hereunder and will pay all operating expenses associated with use of your cellular phone. The Employee shall bear all tax consequences arising out of the possession and use of the cellular phone by him/her and shall not be entitled to any reimbursement.

17.	Company’s Computers

17.1.	The e-mail provided to the Employee by the Company upon the commencement of his employment is a professional e-mail, designated to be used by the Employee only for the purpose of performing his work in the Company and the Employee is required to use it only for professional purposes.

17.2.	In order to protect Company’s confidential information and prevent impairments, computer viruses and transfer of illegal information and/or software and/or copyright infringement and/or destruction to computer web traffic and/or damages to Company’s communication and/or Company’s reputation and/or any other damages to the Company’s business and/or its ongoing business and its customers’ relations and in order to verify that the use of the Company’s computer systems is being done for work purposes and conducted in accordance with the applicable Company’s policies, and in order to prevent the Company’s exposure to any damage due to unauthorized use of Company’s computer network and communication system; It is hereby clarified, that the Company monitors any and all information stored in the Company computers including professional e-mail and/or any information transferred through the Company’s computer and communication networks. Furthermore, the Company performs various backups of all information transferred through the Company’s computer network systems.

17.3.	Monitoring shall be performed at all times without prior notice and by various means. Monitoring can be done either by technological means, with regard to traffic volume and content traffic or by human resources, to the extent necessary where it is being suspected that the Company’s policies were breached and/or where there is a need to locate information for ongoing work purposes, need to attend technical malfunctions and/or any other need required for professional and business needs.

17.4.	The Company reserves the right to take control of the computer meansh provided to the Employee in order to perform his work at all times and without prior notice, and to block any access to it, in order to protect the Company’s rights, attending technical malfunctions and for any other professional and/or business purposes.

17.5.	For avoidance of any inconvenience and to assure professional usage of the Company’s computers, including the electronic e-mail systems, the web, the Company’s communication means and the professional e-mail provided to the Employee in order to perform his work; the Employee shall refrain from transferring and/or saving any personal information which the Employee does not wish exposed in his professional e-mail and/or in any other computerized means provided to him by the Company in order to perform his work.

17.6.	The Employee understands and free willingly acknowledges that the Company, as a organization which its work is conducted via computer means, is thus obligated, in order to guard proper management of its business, to execute all the means outlined in this Agreement. The Employee undertakes the restrictions derived from the means outlined in this Agreement and in Company’s policies.

17.7.	Nothing herein diminishes from the Employee’s right to open personal e-mail for himself without using Company’s computer means. Such personal e-mail shall not be subject to the Company’s monitoring and controlling means compelling all traffic that passes through the Company’s computers.

17.8.	The Employee is aware of and agrees that the Company is entitled to put the information transferred in its computers and communication networks to any use, for the purpose of protecting its rights, at any and all time, without prior notice.

18.	Confidentiality, Non-Competition and Intellectual Property Assignment-

18.1.	As a pre-condition to the entering into force of this Agreement, the Employee shall execute the Statement of Undertaking –Confidentiality, Non- Compete and Intellectual Property attached hereto as Appendix B and constituting an integral part of this Agreement.

19.	Miscellaneous

19.1.	This Agreement constitutes a “Notice” as defined in the Notice to Employee (Terms of Employment) Law 5762-2002.

19.2.	The Company shall be entitled to set off and deduct from the payments due to the Employee, proven debts which the Employee owes to the Company, all according and subject to the provisions of the applicable law.

19.3.	The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.

19.4.	The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

19.5.	No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

19.6.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

19.7.	This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.
19.8.	The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

Orgenesis Ltd		Efrat Assa Kunik

By:	Vered Caplan
Title:	CEO Orgenesis Inc.

Orgenesis Ltd

By:	Evan Fishman
Title:	CFO

Exhibit A

Employee Name	Efrat Assa Kunik
Address	Harimon St 36 Ge’alya, Israel
Position	Chief Development Officer and General Manger Orgenesis LTD.
Under the Direction of	CEO Orgenesis Inc.
Commencement Date	16/12/2021
Notice Period	60 days.
Salary	NIS 45,000 gross.
Annual Vacation	24 days.
Travel Expenses	According to applicable law.

Exhibit B

Statement of Undertaking –Confidentiality, Non-Compete and Intellectual Property

Efrat Assa Kunik (the “Employee”) warrants and undertakes that for as long as he is employed by Orgenesis Ltd. (the: “Company”), and upon termination of employment thereafter, for any reason, he shall maintain in complete confidence any matters that relate to the Company and its present and future parent companies, subsidiaries and affiliates and successors, (all of the aforementioned entities shall be referred to collectively as the “Company Group”), their affairs and/or business, pursuant to this Agreement, and since the Employee has and will have access to the Company Group’s intellectual property he hereby declares and undertakes as follows:

1.	Confidentiality

1.1.	The Employee undertakes to maintain the confidentiality of the Confidential Information (as defined below), during the term of his employment with the Company and after the termination of such employment, for any reason.

1.2.	Without derogating from the generality of the foregoing, the Employee hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to the employment period, any trade secrets or other confidential information, whether patentable or not, of the Company Group, including but not limited to, all the Company Group’s trade secrets, property, business, any information directly or indirectly related to research and development connected with present or future products, inventions, hardware, software, production processes, discoveries, improvements, developments, innovations, designs, drawings, sketches, design, calculations, diagrams, formulas, computer files, computer programs, data, planning processes, list of clients, list of suppliers, costing, prices, terms of payment, plans, business secrets, business plans, plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, information regarding the skills and compensation of other employees of the Company Group, names of clients, sales, and any other information related to the business of the Company Group and/or their clients, including clients with whom the Company Group is negotiating and including affiliates and/or subsidiaries, present and future, all the foregoing whether or not such information is protectable as a patent or any other proprietary right and any other information purchased or received directly or indirectly in connection with Company Group, their affairs and/or business (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment period, whether or not developed by the Employee. Confidential Information may be in any form including oral, writing, stored in a computer file and/or in any other digital or other existing and/or future media.

Notwithstanding the above, Confidential Information shall not include any information which: (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Employee; (ii) becomes publicly known and made generally available after disclosure by the Company through no action or inaction of the Employee; (iii) is required by law to be disclosed by the Employee, provided that the Employee gives the Company a prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

1.3.	The Employee undertakes not to use the Confidential Information for any purpose whatsoever other than the performance of his services on behalf of the Company. Without limiting the scope of this duty, he shall only use the Confidential Information for the benefit of the Company Group, and only to the extent required for the performance of his duties and may not disclose the Confidential Information to any other third party who is not performing the service.

1.4.	The Employee undertakes not to directly or indirectly give and/or transfer, sale, publish, distribution, for any purposes, to any third party, any information in any media, and not to photocopy and/or print and/or duplicate object containing any or all of the Confidential Information without the Company’s Group expressed prior written authorization.

1.5.	In the event the Employee is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such a breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

1.6.	Third Party Information. The Employee understands that the Company Group has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Employee’s employment and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to have such information in connection with their work for the Company) and will not use Third Party Information, except in connection with the Employee’s work for the Company, unless expressly authorized by an officer of the Company in writing,

1.7.	No Improper Use of information of Prior employers and Others. The Employee undertakes that during his employment with the Company he will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom the Employee has an obligation of confidentiality, and he will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Non-Competition/ Non-Solicitation

2.1.	In consideration of Employee’s terms of employment hereunder, which include special compensation for his undertakings under this Section 2.1 and the following Section 2.2, and in order to enable the Company to effectively protect its Confidential Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company Group.

2.2.	Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company Group, or any person retained by the Company Group as a consultant, advisor or the like who is subject to an undertaking towards the Company Group to refrain from engagement in activities competing with the activities of the Company Group (for purposes hereof, a “Consultant”), or was retained as an employee or a Consultant during the six months preceding termination of Employee’s employment with the Company.

3.	Intellectual Property, Copyright and Patents

3.1.	The Employee hereby assigns to the Company, all of the Employee’s rights, title and interest in and to all inventions, trade secrets, professional secrets, innovations, copyrightable works, Confidential Information, discoveries, processes, designs, works of authorship, and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by the Employee or any person subordinate to him during the term of employment or as a result of such employment with the Company, for no additional consideration provided that he shall not be required to bear any expenses as a result of such assignment. The Company and its successors shall be entitled to protect any invention and/or patent and/or trade secret and/or professional secret and/or innovation as aforesaid by way of registration and/or in any other manner, in Israel or anywhere else in the world.

3.2.	The Employee declares that his salary shall constitute full consideration for the above assignment in accordance with Section 134 of the Patents Law – 1967 (hereinafter: the “Patents Law”) and he shall not be entitled to royalties and/or to any other payments or considerations beside his salary for or in respect with the service invention and/or in respect to the above assignment and/or to any intellectual property outcome of his employment and/or in respect to the commercial use of the service invention and/or the products of his services to the Company.

3.3.	The Employee undertakes that upon the demand of the Company, including after the termination of his employment for any reason, he shall sign, execute and deliver to the Company such documents as the Company may request to confirm the assignment of the Employee’s rights herein, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

3.4.	In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Employee.

3.5.	The Employee undertakes to deliver to the Company, written notice of any invention and/or patent and/or commercial secret and/or innovation invented by him and/or employees of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6.	The Employee’s obligations pursuant to this Section 3 shall survive the termination of his employment with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

4.	Reasonableness of Protective Covenants- Insofar as the protective covenants set forth in this Agreement are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Confidential Information of the Company Group, and the operations and business of the Company Group; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company Group, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company Group. Nevertheless, if any of the restrictions set forth in this Agreement is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Agreement to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

5.	General

5.1.	Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns.

5.2.	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

5.3.	Assignment. This Agreement may be assigned by the Company. The Employee may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

5.4.	Injunction. The Employee agrees that it would be difficult to measure damage to the Company Group from any breach of his undertakings set forth in Sections 1-3 above, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Employee agrees that if he breaches any provision of Sections 1-3 hereof, the Company Group will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by the Employee without showing or proving any actual damage sustained by the Company Group.

5.5.	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

Efrat Assa Kunik
Name

Signature

Date